As filed with the Securities and Exchange Commission on April 21, 2022

Registration No. 333-261112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nikola Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	3711	82-4151153
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

4141 E Broadway Road

Phoenix, AZ 85040

(480) 666-1038

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Britton M. Worthen, Esq. Chief Legal Officer Nikola Corporation 4141 E Broadway Road Phoenix, AZ 85040 (480) 666-1038	Stanley F. Pierson Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Tel: (650) 233-4500 Fax: (650) 233-4545

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 16, 2021, the Registrant filed a Registration Statement on Form S-1 (Registration No. 333-261112), which was subsequently declared effective by the Securities and Exchange Commission on November 29, 2021 (the “Registration Statement”).

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment”) is being filed by the Registrant to (i) convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3 and (ii) include updated information regarding the Selling Stockholder named in the prospectus, including a reduction in the number of shares of common stock being offered by the Selling Stockholder to 28,790,787 shares of common stock, reflecting Tumim’s sale of the Second Commitment Shares (as defined herein).

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DATED APRIL 21, 2022

PROSPECTUS

28,790,787 Shares

Nikola Corporation

Common Stock

This prospectus relates to the offer and resale of up to 28,790,787 shares of our common stock, $0.0001 par value per share, by Tumim Stone Capital LLC, or Tumim or the Selling Stockholder.

The shares of common stock being offered by Tumim may be issued pursuant to the purchase agreement dated September 24, 2021 that we entered into with Tumim, or the Second Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by Tumim. However, we may receive up to $300.0 million in aggregate gross proceeds from sales of our common stock to Tumim that we may make under the Second Purchase Agreement, from time to time after the date of this prospectus and upon satisfaction of the conditions precedent to the commencement of Tumim’s purchase obligations under the Second Purchase Agreement. See the sections entitled “The Tumim Transaction” for a description of the transaction contemplated by the Second Purchase Agreement and “Selling Stockholder” for additional information regarding Tumim.

Tumim may sell the shares of our common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how Tumim may sell the shares in the section entitled “Plan of Distribution.” Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

Tumim will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the shares by Tumim pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by Tumim, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.” On April 19, 2022, the closing price of our common stock was $8.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 and in the documents incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus and in the other documents that we incorporate by reference, before you invest.

The date of this prospectus is                 , 2022.

Neither we, nor the Selling Stockholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus includes industry and market data that we obtained from third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

On June 3, 2020, or the Closing Date, VectoIQ Acquisition Corp., our predecessor company, or VectoIQ, consummated a merger pursuant to that certain Business Combination Agreement, dated March 2, 2020, or the Business Combination Agreement, by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware, or Merger Sub, and Nikola Corporation, a Delaware corporation, or Legacy Nikola. Pursuant to the terms of the Business Combination Agreement, a business combination between the company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ, or the Merger and, collectively with the other transactions described in the Business Combination Agreement, the Business Combination. On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ Acquisition Corp. changed its name to Nikola Corporation.

Unless the context indicates otherwise, references in this prospectus to the “company,” “Nikola,” “we,” “us,” “our” and similar terms refer to Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) and its consolidated subsidiaries, including Legacy Nikola. References to “VectoIQ” refer to our predecessor company prior to the consummation of the Business Combination.

Nikola™ is a trademark of Nikola Corporation. We also refer to trademarks of other corporations and organizations in this prospectus.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain forward-looking statements that involve risks and uncertainties. When used in this prospectus, and the documents incorporated by reference herein, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are any statements that are not historical fact and relate to future periods and include, but are not limited to:

•	our financial and business performance;

•

expected timing with respect to the build out of our manufacturing facilities, joint venture with Iveco S.p.A., or Iveco, and production and attributes of our battery electric vehicle trucks and our Tre hydrogen fuel cell electric vehicle trucks; expectations regarding our hydrogen fuel station rollout plan; timing of completion of prototypes, validation testing, volume production and other milestones;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	planned collaborations with our business partners;

•	our future capital requirements and sources and uses of cash;

•	the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of our business model;

•	developments relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities;

•	changes in applicable laws or regulations; and

•	anticipated trends and challenges in our business and the markets in which we operate.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in the section titled “Risk Factors” and in our Securities and Exchange Commission, or the SEC, filings which are incorporated by reference, as well as:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	changes in applicable laws or regulations;

•	risks associated with the outcome of any legal, regulatory or judicial proceedings;

•	the effect of the COVID-19 pandemic on our business;

•	our ability to raise capital;

•	our ability to compete;

•	the success of our business collaborations;

•	regulatory developments in the United States and foreign countries;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	our history of operating losses.

Forward-looking statements speak only as of the date hereof and the documents incorporated by reference herein speak only as of the date such forward-looking statements are made. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein or in the documents incorporated by reference herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports we file with the SEC.

You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

Nikola Corporation

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers expect to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

We believe our expertise lies in design, innovation, software, and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market.

Summary Risk Factors

Investing in our common stock involves substantial risk, as more fully described in “Risk Factors” and elsewhere in this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Some of the more significant risks associated with our business include the following:

•	We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

•	We may be unable to adequately control the costs associated with our operations.

•

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•

We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

•	If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

•	Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

•	We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

•	We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

•

Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our manufacturing plant, which could harm our business and prospects.

•	Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion battery cells, chipsets, and displays, could harm our business.

Corporate Information

We are a Delaware corporation and were incorporated as VectoIQ Acquisition Corp., a special purpose acquisition company, in January 2018. On June 3, 2020, VectoIQ consummated the Business Combination and, in connection therewith, (i) VectoIQ’s wholly-owned subsidiary merged with and into Legacy Nikola, whereby Legacy Nikola survived the Merger and was deemed the accounting predecessor of the Merger and the successor registrant for SEC purposes and (ii) we changed our name to “Nikola Corporation.” Upon consummation of the foregoing transactions, Legacy Nikola became our wholly-owned subsidiary.

Our principal executive offices are located at 4141 E Broadway Road, Phoenix, Arizona 85040. Our telephone number is (480) 666-1038. Our website address is www.nikolamotor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

On September 24, 2021, we entered into a common stock purchase agreement, or the Second Purchase Agreement, with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million of our common stock, or the Total Commitment, at our direction from time to time over the term of the Second Purchase Agreement, subject to certain terms, conditions and limitations in the Second Purchase Agreement. Also on September 24, 2021, we entered into a registration rights agreement with Tumim, or the Second Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock that have been and may be issued to Tumim under the Second Purchase Agreement. Pursuant to the terms of the Second Purchase Agreement, at the time we signed the Second Purchase Agreement and the Second Registration Rights Agreement, we issued 252,040 shares of common stock, or the Second Commitment Shares, to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the Second Purchase Agreement.

We previously entered into a common stock purchase agreement with Tumim, dated June 11, 2021, or the First Purchase Agreement, pursuant to which Tumim committed to purchase up to $300.0 million of our common stock. The First Purchase Agreement and the Second Purchase Agreement are collectively referred to herein as the Purchase Agreements, and subject to the terms, conditions and limitations thereof, provide that we may, at our discretion, direct Tumim to purchase up to an aggregate of $600.0 million of our common stock. We previously filed (i) a registration statement on Form S-1 (File No. 333-257229), or the First Tumim Registration Statement, for the offer and resale of up to 18,012,845 shares of common stock by Tumim that we issued and sold to Tumim under the First Purchase Agreement, which included the 155,703 shares of our common stock issued to Tumim as commitment shares under the First Purchase Agreement, or the First Commitment Shares, and (ii) a registration statement on Form S-1 (File No. 333-263510), or the Third Tumim Registration Statement, to register for resale 17,025,590 shares that we may issue and sell to Tumim under the First Purchase Agreement. No shares of common stock issued or sold, or to be issued or sold, to Tumim by us pursuant to the First Purchase Agreement are being registered for offer and resale hereunder. Termination of the First Purchase Agreement is one of the conditions precedent to the commencement of Tumim’s purchase obligations under the Second Purchase Agreement.

The sale of our common stock by us to Tumim under the Second Purchase Agreement, if any, will be subject to certain limitations and may occur, from time to time at our sole discretion, over the approximately 36-month period commencing upon the date of the Second Purchase Agreement, provided that purchases under the First Purchase Agreement have been completed or such agreement has otherwise been terminated, a registration statement that includes this prospectus covering the resale by Tumim of shares of our common stock that have been and may be issued under the Second Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions set forth in the Second Purchase Agreement are satisfied. From and after the satisfaction of all conditions to Tumim’s purchase obligations set forth in the Second Purchase Agreement, or the Commencement, and the date on which the Commencement occurs, or the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion, to direct Tumim to purchase certain amounts of our common stock, subject to certain limitations in the Second Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the Second Purchase Agreement, or each such purchase, a Purchase. The purchase price of the shares of our common stock that we may direct Tumim to purchase in a Purchase will be equal to 97% of the arithmetic average of the three daily volume weighted average prices of our common stock, or VWAPs, on Nasdaq during the three consecutive trading day-period commencing on the trading day on which Tumim has received, prior to 8:30 a.m., New York City time, the applicable purchase notice for such Purchase, or each such period, a Purchase Valuation Period.

There is no upper limit on the price per share that Tumim could be obligated to pay for our common stock under the Second Purchase Agreement. The purchase price per share of our common stock sold in a Purchase will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Purchase Valuation Period for such Purchase.

Tumim has no right to require us to sell any shares of our common stock to it, but Tumim is obligated to make purchases as directed by us, subject to the satisfaction of conditions set forth in the Second Purchase Agreement at Commencement and thereafter at each time that we direct Tumim to purchase shares of our common stock under the Second Purchase Agreement. Actual sales of shares of our common stock to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.

Under the applicable rules of The Nasdaq Stock Market LLC, or the Nasdaq listing rules, in no event may we issue or sell to Tumim under the Purchase Agreements and the transactions contemplated thereby, shares of our common stock in excess of 78,769,697 shares, or the Exchange Cap, which is 19.99% of the shares of our common stock outstanding immediately prior to the execution of the First Purchase Agreement. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap, unless the average price of all applicable sales of our common stock to Tumim under the Purchase Agreements equals or exceeds $16.8174 (which is the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the First Purchase Agreement, plus an incremental amount to take into account our issuance of the First Commitment Shares and the Second Commitment Shares to Tumim as consideration for its commitment to purchase shares of our common stock under the Purchase Agreements, rather than in exchange for cash), in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our common stock under the Purchase Agreements. In any event, the Second Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Second Purchase Agreement if such issuance or sale would breach any Nasdaq listing rule.

The Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Tumim beneficially owning more than 4.99% of our outstanding common stock, or the Beneficial Ownership Limitation.

The net proceeds under the Second Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our common stock to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Second Purchase Agreement or Second Registration Rights Agreement, other than a prohibition on entering into certain types of “dilutive” equity transactions during a pending purchase and prior to the full settlement thereof under the Second Purchase Agreement, as more specifically described in the section of this prospectus entitled “The Tumim Transaction.” Tumim has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the common stock during the term of the Second Purchase Agreement.

The Second Purchase Agreement will automatically terminate upon the earliest of (i) the expiration of the 36-month period following the date of the Second Purchase Agreement, (ii) Tumim’s purchase of the Total Commitment worth of common stock under the Second Purchase Agreement, or (iii) the occurrence of certain other events set forth in the Second Purchase Agreement. We have the right to terminate the Second Purchase Agreement at any time after Commencement, at no cost or penalty, upon one trading day’s prior written notice to Tumim. Neither we nor Tumim may assign or transfer its rights and obligations under the Second Purchase Agreement, and no provision of the Second Purchase Agreement or the Second Registration Rights Agreement may be modified or waived by the parties.

The Second Purchase Agreement and the Second Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to Tumim under the Second Purchase Agreement after the Commencement Date. Although the Second Purchase Agreement provides that we may sell up to $300.0 million of our common stock to Tumim, only 28,790,787 shares of our common stock are being registered for resale by Tumim under this prospectus, which represents shares of our common stock that may be issued and sold to Tumim from and after the Commencement Date, if and when we elect to sell shares to Tumim under the Second Purchase Agreement, and excludes the Second Commitment Shares that we issued to Tumim on September 24, 2021 under the Second Purchase Agreement which were previously registered under a Registration Statement on Form S-1 (Registration No. 333-261112), or the Second Tumim Registration Statement, and subsequently resold by Tumim. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Tumim under the Second Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $300.0 million Total Commitment available to us under the Second Purchase Agreement.

As of March 31, 2022, there were 418,344,072 shares of our common stock outstanding. If all of the 17,025,590 shares offered by Tumim for resale under the Third Tumim Registration Statement and the 28,790,782 shares offered for resale by Tumim under this prospectus (which excludes the Second Commitment Shares) were issued and outstanding as of the date hereof (without taking into account the Exchange Cap or the Beneficial Ownership Limitation), such shares would represent approximately 11.0% of the total number of shares of our common stock outstanding as of the date hereof. If we elect to issue and sell more than the 28,790,787 shares offered under this prospectus to Tumim, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we may elect to sell to Tumim under the Purchase Agreements from and after the Commencement Date under the applicable Purchase Agreement.

There are substantial risks to our stockholders as a result of the sale and issuance of our common stock to Tumim under the Purchase Agreements. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances to Tumim.

SECURITIES OFFERED

Common Stock offered by the Selling Stockholder	Up to 28,790,787 shares, or the Purchase Shares, we may sell to Tumim under the Second Purchase Agreement from time to time after the Commencement Date.

Common Stock outstanding prior to and after this offering	418,344,072 shares.

Use of proceeds

We will not receive any proceeds from the resale of shares of our common stock included in this prospectus by the Selling Stockholder. We may receive up to $300.0 million in aggregate gross proceeds under the Second Purchase Agreement from sales of our common stock that we elect to make to Tumim pursuant to the Second Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.

Any proceeds that we receive from sales of our common stock to Tumim under the Second Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” and the other information incorporated by reference herein for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Select Market trading symbol	“NKLA.”

The number of shares of common stock to be outstanding immediately prior to and after this offering is based on 418,344,072 shares of common stock outstanding as of March 31, 2022 and excludes:

•

28,801,104 shares of common stock issuable upon the exercise of outstanding options granted under Legacy Nikola’s 2017 Stock Option Plan, or our 2017 Option Plan, with a weighted-average exercise price of $1.28 per share;

•	11,017,960 shares available for future issuance under our 2020 Stock Incentive Plan, or 2020 Stock Plan;

•	4,000,000 shares available for future issuance under our 2020 Employee Stock Purchase Plan, or 2020 ESPP;

•	28,222,855 shares underlying restricted stock units, or RSUs, granted pursuant to our 2020 Stock Plan;

•	760,915 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share;

•

up to 17,025,590 shares of common stock that were available for issuance to Tumim pursuant to the First Purchase Agreement, which are registered for resale by Tumim under the Third Tumim Registration Statement; and

•

up to 28,790,787 shares of common stock that may become available for issuance to Tumim pursuant to the Second Purchase Agreement, if and when we elect to sell shares to Tumim, which are registered for resale by the Second Tumim Registration Statement.

Also excluded are 2,559,727 shares of common stock that were issued to Tumim after March 31, 2022 pursuant to the First Purchase Agreement, which were registered for resale by Tumim under the Third Tumim Registration Statement.

Additional information with respect to the Selling Stockholder is contained in this prospectus under the section titled “Selling Stockholder.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below and under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K, and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described below and in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects, which in turn could materially and adversely affect the price of our common stock and might cause you to lose all or part of your investment in the offered common stock.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreements, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreements with Tumim.

On June 11, 2021, we entered into the First Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the First Purchase Agreement. On September 24, 2021, we entered into the Second Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the Second Purchase Agreement, including termination of the First Purchase Agreement as a result of all sales having been completed or such agreement having otherwise been terminated. As of March 2, 2022, Tumim has purchased an aggregate of 17,857,142 shares of our common stock under the First Purchase Agreement for aggregate gross proceeds of approximately $218.5 million, and as of the date of this prospectus, the First Purchase Agreement has not been terminated.

The shares of our common stock that may be issued under the Purchase Agreements may be sold by us to Tumim at our discretion from time to time over an approximately 36-month period commencing on the date of the applicable Purchase Agreement, provided that purchases under the First Purchase Agreement have been completed or such agreement has otherwise been terminated in order to commence sales under the Second Purchase Agreement, a registration statement covering the resale of shares of common stock that have been and may be issued under the applicable Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the applicable Purchase Agreement are satisfied. We generally have the right to control the timing and amount of any sales of our shares of our common stock to Tumim under the Purchase Agreements. Sales of our common stock to Tumim under the Purchase Agreements will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all or only a portion of the shares of our common stock that may be available pursuant to the Purchase Agreements, or decide to terminate the First Purchase Agreement and not sell to Tumim any additional shares of our common stock that may be available for us to sell to Tumim thereunder or pursuant to the Second Purchase Agreement.

Because the purchase price per share to be paid by Tumim for the shares of our common stock that we may elect to sell to Tumim under the Purchase Agreements will fluctuate based on the market prices of our common stock during the applicable Purchase Valuation Period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our common stock that we will sell to Tumim under the Purchase Agreements, the purchase price per share that Tumim will pay for shares purchased from us under the Purchase Agreements, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Purchase Agreements.

Although the Purchase Agreements provide that we may sell up to an aggregate of $600.0 million of our common stock to Tumim, only (i) 18,012,845 shares of our common stock were registered for resale by Tumim under the First Tumim Registration Statement, which represented the First Commitment Shares and 17,857,142 shares of our common stock that could be issued to Tumim under the First Purchase Agreement, (ii) 17,025,590 shares of our common stock that may be issued to Tumim under the First Purchase Agreement were registered for resale by Tumim under the Third Tumim Registration Statement, and (iii) 29,042,827 shares of our common stock were registered for resale by Tumim under the Second Tumim Registration Statement, which represented the Second Commitment Shares and 28,790,787 shares of our common stock that may be issued to Tumim under the Second Purchase Agreement.

If after the Commencement Date we elect to sell to Tumim all of the 28,790,787 shares of our common stock that are registered for resale by Tumim under the registration statement that includes this prospectus, or we elect to sell to Tumim all of the 17,025,590 shares of our common stock registered for resale under the Third Tumim Registration Statement, depending on the market prices of our common stock during the applicable Purchase Valuation Period for each purchase made pursuant to the Purchase Agreements, the actual gross proceeds from the sale of all such shares may be substantially less than the $600.0 million total commitment available to us under the Purchase Agreements, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Tumim under the First Purchase Agreement more than the 17,025,590 shares registered for resale under the Third Tumim Registration Statement, or to sell to Tumim under the Second Purchase Agreement more than the 28,790,787 shares registered for resale under the Second Tumim Registration Statement that includes this prospectus in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $600.0 million under the Purchase Agreements, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock we wish to sell from time to time under the applicable Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap under the Purchase Agreements in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by Tumim for all shares of our common stock sold under the Purchase Agreements equals or exceeds $16.8174, in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our common stock under the Purchase Agreements. In addition, Tumim will not be required to purchase any shares of our common stock if such sale would result in Tumim’s beneficial ownership exceeding 4.99% of the then outstanding shares of our common stock.

Any issuance and sale by us under the Purchase Agreements of a substantial amount of shares of our common stock in addition to the 18,012,845 shares previously registered for resale under the First Tumim Registration Statement, the 29,042,827 shares of our common stock registered for resale by Tumim under the Second Tumim Registration Statement of which this prospectus forms a part, and the 17,025,590 shares of our common stock registered for resale by Tumim under the Third Tumim Registration Statement could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Tumim is dependent upon the number of shares of our common stock we ultimately sell to Tumim under the Purchase Agreements.

Our inability to access a portion or the full amount available under the Purchase Agreements, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on Tumim as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $600.0 million in gross proceeds under the Purchase Agreements, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreements, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim. If and when we do elect to sell shares of our common stock to Tumim under the Purchase Agreements, after Tumim has acquired such shares, Tumim may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

Subject to the terms and conditions of the Purchase Agreements, as applicable, we may, at our discretion, direct Tumim to purchase up to an aggregate of up to $600.0 million of our common stock under the Purchase Agreements from time-to-time over an approximately 36-month period beginning on the date of the applicable Purchase Agreement, provided that purchases under the First Purchase Agreement have been completed or such agreement has otherwise been terminated in order to commence sales under the Second Purchase Agreement, one or more registration statements covering the resale of shares of common stock that have been and may be issued under the applicable Purchase Agreement are declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the applicable Purchase Agreement are satisfied. Although the Purchase Agreements each provide that we may sell up to an aggregate of $300.0 million of our common stock to Tumim, (i) under the First Purchase Agreement, only 17,857,142 shares of our common stock that we elected to sell to Tumim (all of which have been sold as of March 2, 2022 for gross proceeds of approximately $218.5 million) were registered under the First Tumim Registration Statement, and 17,025,590 shares of our common stock that we may elect to sell to Tumim were registered under the Third Tumim Registration Statement, and (ii) under the Second Purchase Agreement, only 28,790,787 shares of our common stock that we may elect to sell to Tumim were registered under the Second Tumim Registration Statement of which this prospectus forms a part. The purchase price per share for the shares of our common stock that we may elect to sell to Tumim under the Purchase Agreements will fluctuate based on the market prices of our common stock during the applicable Purchase Valuation Period for each purchase made pursuant to the applicable Purchase Agreement. Accordingly, it is not currently possible to predict the number of shares that will be sold to Tumim, the actual purchase price per share to be paid by Tumim for those shares, the actual gross proceeds to be raised in connection with those sales, and whether or not we will need to register additional shares for resale by Tumim under the First Purchase Agreement or the Second Purchase Agreement.

Assuming a purchase price of $8.00 per share (which represents the closing price of our common stock on Nasdaq on April 19, 2022), the purchase by Tumim of the 17,025,590 shares of our common stock under the First Purchase Agreement which have been registered for resale pursuant to the Third Tumim Registration Statement would result in aggregate gross proceeds to us of approximately $136.2 million, which is more than the $81.5 million total commitment that remains available to us under the First Purchase Agreement. Also, assuming a purchase price of $8.00 per share, the purchase by Tumim of the 28,790,787 shares of our common stock under the Second Purchase Agreement that have been registered for resale pursuant to the Second Tumim Registration Statement of which this prospectus forms a part would result in aggregate gross proceeds to us of approximately $230.3 million, which is less than the $300.0 million Total Commitment that remains available to us under the Second Purchase Agreement.

The extent to which we rely on Tumim as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to Tumim all of the shares of our common stock available for sale to Tumim under the Purchase Agreements, we will still need additional capital to fully implement our business plan. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our common stock or other securities might result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreements, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by Tumim, and Tumim or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by Tumim. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.

Management will have broad discretion as to the use of the proceeds from our sale of common stock to Tumim under the Purchase Agreements, and such uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from our sale to Tumim of shares of our common stock to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives.

THE TUMIM TRANSACTION

On September 24, 2021, we entered into the Second Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million of our common stock, for an aggregate of $600.0 million of our common stock under the Purchase Agreements, at our direction from time to time over the term of the Second Purchase Agreement, subject to certain terms, conditions and limitations in the Second Purchase Agreement. We also entered into the Second Registration Rights Agreement with Tumim, pursuant to which we filed with the SEC the Second Tumim Registration Statement that includes this prospectus to register for resale under the Securities Act, the shares of our common stock that have been and may be issued to Tumim under the Second Purchase Agreement. As consideration for Tumim’s irrevocable commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the Second Purchase Agreement, upon execution of the Second Purchase Agreement, we issued the Second Commitment Shares to Tumim.

On June 11, 2021, we entered into the First Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million of our common stock. We previously filed the First Tumim Registration Statement to register for resale up to 18,012,845 shares of common stock by Tumim that we may issue or sell to Tumim under the First Purchase Agreement, which included the First Commitment Shares issued to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the First Purchase Agreement. No shares of common stock issued or sold, or to be issued or sold, to Tumim by us pursuant to the First Purchase Agreement are being registered for offer and resale hereunder. Termination of the First Purchase Agreement is one of the conditions precedent to the commencement of Tumim’s purchase obligations under the Second Purchase Agreement.

Under the terms and subject to the conditions of the Second Purchase Agreement, we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase up to $300.0 million of our common stock. Such sales of our common stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion, over the approximately 36-month period commencing on the date of the Second Purchase Agreement, provided that purchases under the First Purchase Agreement have been completed or such agreement has otherwise been terminated, a registration statement that includes this prospectus covering the resale by Tumim of shares of our common stock that have been and may be issued under the Second Purchase Agreement has been declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions set forth in the Second Purchase Agreement are satisfied.

Tumim has no right to require us to sell any shares of our common stock to Tumim, but Tumim is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that Tumim could be obligated to pay for the common stock under the Second Purchase Agreement. Actual sales of shares of our common stock to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.

We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to Tumim under the Second Purchase Agreement after the Commencement Date. Although the Second Purchase Agreement provides that we may sell up to $300.0 million of our common stock to Tumim, only 28,790,787 shares of our common stock are being registered under the Securities Act for resale by Tumim under this prospectus, which represent the shares of common stock that may be issued to Tumim from and after the Commencement Date, if and when we elect to sell shares which may be issued to Tumim in the future under the Second Purchase Agreement. The Second Commitment Shares that we issued to Tumim on September 24, 2021 under the Second Purchase Agreement were previously registered under the Second Tumim Registration Statement, and subsequently resold by Tumim.

As of March 31, 2022, there were 418,344,072 shares of our common stock outstanding. If all of the 17,025,590 shares offered by Tumim for resale under the Third Tumim Registration Statement and the 28,790,787 shares offered by Tumim for resale under this prospectus (which excludes the Second Commitment Shares) were issued and outstanding as of the date hereof (without taking into account the Exchange Cap or the Beneficial Ownership Limitation), such shares would represent approximately 11.0% of the total number of shares of our common stock outstanding as of the date hereof. If we elect to issue and sell more than the 28,790,787 shares offered under this prospectus to Tumim, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we may elect to sell to Tumim under the Purchase Agreements from and after the Commencement Date under the applicable Purchase Agreement.

Under the Nasdaq listing rules, in no event may we issue or sell to Tumim under the Purchase Agreements shares of our common stock in excess of the Exchange Cap. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap, unless the average price of all applicable sales of our common stock to Tumim under the Purchase Agreements equals or exceeds $16.8174 (which is the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the First Purchase Agreement, plus an incremental amount to take into account our issuance of the First Commitment Shares and the Second Commitment Shares to Tumim as consideration for its commitment to purchase shares of our common stock under the Purchase Agreements, rather than in exchange for cash), such that issuances and sales of our common stock to Tumim under the Purchase Agreements would be exempt from the Exchange Cap limitation under the Nasdaq listing rules. In any event, the Second Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Second Purchase Agreement if such issuance or sale would breach any Nasdaq listing rule.

The Second Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim and its affiliates, would result in Tumim and its affiliates having beneficial ownership, at any single point in time, of more than the Beneficial Ownership Limitation.

The net proceeds under the Second Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our common stock to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.

Purchase of Shares Under the Second Purchase Agreement

Upon the Commencement and subject to the conditions set forth in the Second Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion over the approximately 36-month period commencing on the date of the Second Purchase Agreement, to direct Tumim to purchase amounts of our common stock under the Second Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the Second Purchase Agreement on any trading day. The maximum number of shares that may be purchased pursuant to a Purchase is equal to a number of shares of our common stock equal to the lesser of, or the Purchase Maximum Amount:

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the quotient obtained by dividing (A) $35,000,000 by (B) the last closing trade price of our common stock on Nasdaq on the trading day immediately preceding the applicable day Tumim is deemed to receive a valid purchase notice for such Purchase, and

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the product obtained by multiplying (A) the daily trading volume in the common stock on Nasdaq on the trading day immediately preceding the applicable day Tumim is deemed to receive a valid purchase notice for such Purchase and (B) 0.20.

Tumim is obligated to accept each purchase notice prepared and timely delivered on or prior to 8:30 a.m., New York City time, on the trading day of the applicable Purchase Valuation Period, or each, a Purchase Exercise Date, by us in accordance with the terms of and subject to the satisfaction of the conditions contained in the Second Purchase Agreement; provided that, Tumim is not obligated to purchase any shares of our common stock set forth in a valid purchase notice in excess of the Purchase Maximum Amount. We may deliver a purchase notice on a Purchase Exercise Date, provided that (i) we may not deliver more than one purchase notice to Tumim on any single trading day, (ii) we may not deliver a purchase notice to Tumim on any trading day during the period commencing on the Purchase Exercise Date on which a prior purchase notice has previously been delivered by us to Tumim under the Second Purchase Agreement, and ending on the applicable trading day immediately following the last trading day of the applicable Purchase Valuation Period, or each, a Purchase Settlement Date, or such later trading day on which Tumim has received all of the Purchase Shares subject to such prior purchase notice in electronic form as “DWAC Shares” (as defined in the Second Purchase Agreement), and (iii) all Purchase Shares subject to all prior purchase notices previously delivered by us to Tumim have in fact been received by Tumim as DWAC Shares prior to our delivery of such purchase notice to Tumim on such Purchase Exercise Date.

The purchase price of the shares of our common stock that we may direct Tumim to purchase pursuant to a Purchase under the Second Purchase Agreement will be equal to 97% of the arithmetic average of the three daily VWAPs during the Purchase Valuation Period as set forth in the Second Purchase Agreement.

The payment for, against simultaneous delivery of, shares in respect of each purchase under the Second Purchase Agreement will be settled on the applicable Purchase Settlement Date immediately following the applicable Purchase Valuation Period for such Purchase, as set forth in the Second Purchase Agreement.

Conditions to Commencement and Delivery of Purchase Notices

Our ability to deliver purchase notices to Tumim under the Second Purchase Agreement arises upon the occurrence of Commencement which is subject to the satisfaction of certain conditions, all of which are entirely outside of Tumim’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Second Purchase Agreement;

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us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Second Purchase Agreement to be performed, satisfied or complied with by us;

•	the effectiveness of this registration statement that includes this prospectus;

•	the SEC shall not have issued any stop order suspending the effectiveness, prohibiting or suspending the use of the registration statement that includes this prospectus;

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there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein, in light of the circumstances under which they were made not misleading;

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this prospectus, in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act, shall have been filed with the SEC;

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trading in our common stock shall not have been suspended by the SEC, Nasdaq or the Financial Industry Regulatory Authority, or FINRA, we shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the NYSE American (or any nationally recognized successor to any of the foregoing), or each, an Eligible Market), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by DTC with respect to the common stock;

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we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Second Purchase Agreement and the Second Registration Rights Agreement;

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the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Second Purchase Agreement or the Second Registration Rights Agreement;

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the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Second Purchase Agreement or the Second Registration Rights Agreement, or seeking material damages in connection with such transactions;

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all of the shares of our common stock that may be issued pursuant to the Second Purchase Agreement shall have been approved for listing or quotation on the Nasdaq Global Select Market (or if the common stock is not then listed on the Nasdaq Global Select Market, on any Eligible Market);

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	Tumim has received the Second Commitment Shares as DWAC Shares;

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the delivery to the Company’s transfer agent of instructions and a notice of effectiveness relating to this registration statement directing the Company’s transfer agent to issue to Tumim all the Second Commitment Shares and Purchase Shares as DWAC Shares;

•	the Company having reserved 28,790,787 shares of our common stock for the purpose of issuing Purchase Shares;

•	termination of the First Purchase Agreement; and

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the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to us in the forms mutually agreed to by us and Tumim prior to the date of the Second Purchase Agreement.

Our ability to deliver purchase notices to Tumim under the Second Purchase Agreement is subject to the satisfaction of certain conditions at time of each delivery of a purchase notice, all of which are entirely outside of Tumim’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Second Purchase Agreement;

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us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Second Purchase Agreement to be performed, satisfied or complied with by us;

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we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Second Purchase Agreement and the Second Registration Rights Agreement;

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the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Second Purchase Agreement or the Second Registration Rights Agreement;

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the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Second Purchase Agreement or the Second Registration Rights Agreement, or seeking material damages in connection with such transactions;

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all of the shares of our common stock that may be issued pursuant to the Second Purchase Agreement shall have been approved for listing or quotation on the Nasdaq Global Select Market (or if the common stock is not then listed on the Nasdaq Global Select Market, on any Eligible Market);

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

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effectiveness of the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the Second Purchase Agreement);

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the delivery to our transfer agent of instructions and a notice of effectiveness relating to any other additional registration statement filed with the SEC that includes shares of our common stock that may be issued and sold by us to Tumim under the Second Purchase Agreement directing our transfer agent to issue to Tumim all the Purchase Shares as DWAC Shares;

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the SEC shall not have issued any stop order suspending the effectiveness, prohibiting or suspending the use of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the Second Purchase Agreement);

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there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the Second Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Second Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

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this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the Second Purchase Agreement), in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act, shall have been filed with the SEC;

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trading in our common stock shall not have been suspended by the SEC, Nasdaq or FINRA, we shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the NYSE American (or any nationally recognized successor to any of the foregoing), or each, an Eligible Market), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by DTC with respect to the common stock;

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the issuance and sale of the Purchase Shares subject to a purchase notice shall not exceed the Purchase Maximum Amount or cause the Total Commitment, Beneficial Ownership Limitation or Exchange Cap to be exceeded;

•	the Purchase Shares shall have been duly authorized and all Purchase Shares issued under prior purchase notices shall have been delivered as DWAC Shares; and

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the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to us in the forms mutually agreed to by us and Tumim prior to the date of the Second Purchase Agreement.

No Short-Selling or Hedging by Tumim

Tumim has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Second Purchase Agreement, we are limited in our ability to enter into specified “dilutive issuances” during the period of time beginning on the trading day immediately preceding the applicable Purchase Exercise Date with respect to a purchase notice and the final settlement of such Purchase. Such transactions include, the issuance of common stock, or securities convertible into or exercisable for common stock, at a price (or with a conversion or exercise price) that is less than the per share purchase price Tumim is required to pay for the Purchase Shares that are subject to such pending purchase notice.

From and after the date of the First Purchase Agreement until the termination of the Second Purchase Agreement, we have also agreed not to enter into any “equity line of credit” or other substantially similar continuous offering in which we may offer, issue or sell our common stock or common stock equivalents (or any combination of units thereof) at a future determined price with any person, except for Tumim.

Termination of the Second Purchase Agreement

Unless earlier terminated as provided in the Second Purchase Agreement, the Second Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Second Purchase Agreement;

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the date on which Tumim shall have purchased shares of our common stock under the Second Purchase Agreement for an aggregate gross purchase price equal to its $300.0 million Total Commitment under the Second Purchase Agreement;

•	the date on which the common stock shall have failed to be listed or quoted on the Nasdaq Global Select Market or any other Eligible Market; and

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the date on which we commence a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against us which is not discharged within 30 days, a custodian is appointed for us in a bankruptcy proceeding for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Second Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon one trading day’s prior written notice to Tumim. We and Tumim may also terminate the Second Purchase Agreement at any time by mutual written consent.

Tumim also has the right to terminate the Second Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence of a Material Adverse Effect (as defined in the Second Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as defined in the Second Purchase Agreement) involving us;

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our failure to file with the SEC the registration statement that includes this prospectus or any additional registration statement we are required to file with the SEC pursuant to the Second Registration Rights Agreement, within the time periods set forth in the Second Registration Rights Agreement;

•

while the registration statement that includes this prospectus or any additional registration statement or any post-effective amendments thereto are required to be maintained effective pursuant to the Second Registration Rights Agreement, the effectiveness of such registration statements or post-effective amendments lapse for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Second Registration Rights Agreement otherwise becomes unavailable to Tumim for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of 30 consecutive trading days or for more than an aggregate of 120 trading days in any 365-day period, other than due to acts of Tumim; or

•

trading in our common stock on the Nasdaq Global Select Market (or if our common stock is then listed on an Eligible Market, trading in the common stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Second Purchase Agreement by us or by Tumim will become effective prior to the first Trading Day immediately following the applicable settlement date related to any pending purchase notice that has not been fully settled in accordance with the terms and conditions of the Second Purchase Agreement, and will not affect any of our respective rights and obligations under the Second Purchase Agreement with respect to any pending purchase notice, and both we and Tumim have agreed to complete our respective obligations with respect to any such pending purchase notice under the Second Purchase Agreement. Furthermore, no termination of the Second Purchase Agreement will affect the Second Registration Rights Agreement, which will survive any termination of the Second Purchase Agreement.

Effect of Performance of the Second Purchase Agreement on our Stockholders

All shares of our common stock that have been or may be issued or sold by us to Tumim under the Second Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The shares of our common stock being registered for resale in this offering may be issued and sold by us to Tumim from time to time at our discretion over a period of up to approximately 36 months commencing on the date of execution of the Second Purchase Agreement, provided that the conditions precedent to Commencement have occurred. The resale by Tumim of a significant amount of shares registered for resale in this offering or pursuant to the First Tumim Registration Statement or the Third Tumim Registration Statement at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to Tumim under the Second Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the shares of our common stock that may be available for us to sell to Tumim pursuant to the Second Purchase Agreement. If and when we do sell shares to Tumim, after Tumim has acquired the shares, Tumim may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Tumim by us under the Second Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Tumim under the Second Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Tumim and the Second Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Second Purchase Agreement, we have the right, but not the obligation, to direct Tumim to purchase up to $300.0 million of our common stock, subject to certain limitations. We have registered for resale 28,790,787 shares of common stock that we may sell to Tumim under the Second Purchase Agreement, which may only a portion of the shares that may be issuable under the Second Purchase Agreement and, therefore, we may seek to issue and sell to Tumim under the Second Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the $300.0 million Total Commitment available to us under the Second Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct Tumim to purchase under the Second Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of common stock to Tumim under the Second Purchase Agreement being registered for resale in this offering at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim(2)	Gross Proceeds from the Sale of Shares to Tumim Under the Second Purchase Agreement(4)
$6.00	28,790,787	6.9%	$172,744,722
$7.00	28,790,787	6.9%	$201,535,509
$8.00(3)	28,790,787	6.9%	$230,326,296
$9.00	28,790,787	6.9%	$259,117,083
$10.00	28,790,787	6.9%	$287,907,870

(1)

Although the Second Purchase Agreement provides that we may sell up to $300.0 million of our common stock to Tumim, we are only registering 28,790,787 shares for resale by Tumim under this prospectus which we may, in our discretion, sell to Tumim under the Second Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Tumim under the Second Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue under the Purchase Agreements, and the transactions contemplated thereby, shares of our common stock in excess of 78,769,697 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the First Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with the Nasdaq listing rules.

(2)

The denominator is based on 418,344,072 shares outstanding as of March 31, 2022, which includes the number of shares set forth in the adjacent column which we would have sold to Tumim, assuming the purchase price in the first column. The numerator is based on the number of shares set forth in the adjacent column which we would have sold to Tumim, assuming the purchase price in the first column.

(3)	The closing sale price of our common stock on April 19, 2022.
(4)	For illustration purposes only. Gross proceeds from the sale of shares to Tumim under the Second Purchase Agreement cannot exceed $300.0 million in the aggregate.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Tumim. All of the common stock offered by Tumim pursuant to this prospectus will be sold by Tumim for its own account. We will not receive any of the proceeds from these sales. We may receive up to $300.0 million aggregate gross proceeds under the Second Purchase Agreement from any sales we make to Tumim pursuant to the Second Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Tumim pursuant to the Second Purchase Agreement will be up to approximately $299.8 million over an approximately 36-month period commencing on the date of the Second Purchase Agreement, provided that the conditions precedent to Commencement have occurred, and assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Tumim under the Second Purchase Agreement, and after estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Second Purchase Agreement for working capital and general corporate purposes, which may include providing funding to complete our Arizona manufacturing facility, develop commercial scale BEV and FCEV Class 8 trucks and develop hydrogen infrastructure. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, regulatory actions affecting our business, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Second Purchase Agreement in interest-bearing, investment-grade instruments.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by Tumim of any or all of the shares of common stock that may be issued by us to Tumim under the Second Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section entitled “The Tumim Transaction” above. We are registering the shares of common stock pursuant to the provisions of the Second Registration Rights Agreement we entered into with Tumim on September 24, 2021 in order to permit Tumim to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreements, the First Registration Rights Agreement and the Second Registration Rights Agreement, Tumim has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of March 28, 2022. The number of shares in the column “Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares. As of March 31, 2022, the Selling Stockholder has purchased 17,857,142 shares of common stock under the First Purchase Agreement and was issued the First Commitment Shares and the Second Commitment Shares. The table below does not include (i) 17,857,142 shares of common stock the Selling Stockholder purchased from us pursuant to the First Purchase Agreement as of March 31, 2022, which have been resold by the Selling Stockholder under the First Tumim Registration Statement, and (ii) the First Commitment Shares and the Second Commitment Shares that were issued to the Selling Stockholder, which have been resold by the Selling Stockholder under the First Tumim Registration Statement and the Second Tumim Registration Statement, respectively.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 418,344,072 shares of our common stock outstanding on March 31, 2022. Because the purchase price of the shares of common stock issuable under the Second Purchase Agreement is determined on the applicable Purchase Date with respect to a Purchase, the number of shares that may actually be sold by us under the Second Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent		Number(2)	Percent
Tumim Stone Capital LLC(3)	2,569,727	*	28,790,787	2,569,727	*

*	Represents beneficial ownership of less than 1%.
(1)

Represents 2,569,727 shares of common stock Tumim purchased from us pursuant to the First Purchase Agreement which have not been resold under the First Tumim Registration Statement as of March 28, 2022. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering any additional shares that Tumim may be required to purchase under the First Purchase Agreement and all of the shares that Tumim may be required to purchase under the Second Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreements, the satisfaction of which are entirely outside of Tumim’s control, including with respect to the Second Purchase Agreement, the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of shares of our common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreements. The Purchase Agreements prohibit us from issuing and selling any shares of our common stock to Tumim to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim and its affiliates, would cause Tumim’s beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation. The Purchase Agreements also prohibit us from issuing or selling shares of our common stock under the Purchase Agreements in excess of the Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price of all sales of common stock under the Purchase Agreements (including the First Commitment Shares and the Second Commitment Shares issued thereunder) are made at a price equal to or greater than $16.8174 per share, such that the Exchange Cap limitation would not apply under the Nasdaq listing rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under the Nasdaq listing rules) may be amended or waived under the Purchase Agreements.

(2)

Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our common stock to Tumim pursuant to the Second Purchase Agreement, we may need to sell to Tumim under the Second Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $300.0 million Total Commitment available to us under the Second Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we sell to Tumim under the Second Purchase Agreement.

(3)

The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents which are incorporated by reference herein. We urge to you read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents incorporated by reference herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, $0.0001 par value per share, and 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of March 31, 2022, there were 418,344,072 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of March 31, 2022, there were 98 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified such that each director will be elected at our annual meeting of stockholders to serve until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Registration Rights

On June 3, 2020, we entered into a Registration Rights and Lock-Up Agreement with certain of our stockholders, or the Holders. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the Company’s securities held by such Holders. The Registration Rights and Lock-Up Agreement also provided the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

On June 11, 2021 and September 24, 2021, we entered into the Purchase Agreements with Tumim, pursuant to which Tumim committed to purchase an aggregate of up to $600 million of our common stock. In connection with such Purchase Agreements, we also entered into the First Registration Rights Agreement and the Second Registration Rights Agreement with Tumim to register for resale under the Securities Act the shares of our common stock that have been and may be sold and issued to Tumim under the Purchase Agreements.

We generally must pay all expenses relating to any such registration, other than underwriting discounts and selling commissions. The terms of the registration rights are specified in the relevant registration rights agreement.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

Warrants

As of March 31, 2022, there were 760,915 warrants to purchase common stock outstanding held by 12 holders of record, all of which were initially issued as private warrants. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on June 3, 2025, except that any warrants issued to Cowen Investments II, LLC will expire on May 15, 2023.

The registration statement registering the issuance of the shares underlying the warrants and the resale of the warrants and common stock that may be issued upon exercise of the warrants was declared effective by the SEC on July 17, 2020.

The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.

The warrants are issued under and subject to the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in our Bylaws. Our Bylaws provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of the Chairman of our board, (iii) our executive chairman, or (iv) the vote of the stockholders owning not less than 25% of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Delaware law and our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Listing of Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.”

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Stockholder, Tumim. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the shares of our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Tumim has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Second Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim has informed us that each such broker-dealer will receive commissions from Tumim that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the shares of our common stock covered by this prospectus by Tumim. As consideration for its irrevocable commitment to purchase our common stock under the Second Purchase Agreement, we issued to Tumim the Second Commitment Shares. We also reimbursed Tumim for the fees and disbursements of its counsel incurred in connection with the Second Purchase Agreement in the amount of $50,000.

We also have agreed to indemnify Tumim and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $0.2 million.

Tumim has agreed that during the term of the Second Purchase Agreement, neither Tumim, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “NKLA.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift, generation-skipping and estate tax laws. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any estate, generation-skipping or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, commodities or currencies, “controlled foreign corporation,” “passive foreign investment company,” partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds the non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the heading “Additional Withholding Requirements.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service, or the IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Nikola Corporation appearing in Nikola Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Nikola Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On June 3, 2020, our board of directors approved the engagement of Ernst & Young LLP, or EY, as our independent registered public accounting firm to audit the company’s consolidated financial statements for the year ending December 31, 2020. EY served as the independent registered public accounting firm of Legacy Nikola prior to the Business Combination. Accordingly, RSM US LLP, or RSM, our independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EY as our independent registered public accounting firm following completion of the company’s audit for the year ended December 31, 2019, which consists only of the accounts of the pre-business combination special purpose acquisition company.

RSM’s report on the company’s balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, and the related notes to the financial statements, or collectively, the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from January 23, 2018 (inception) to December 31, 2019 and the subsequent period through March 31, 2020, there were no: (i) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to RSM’s satisfaction would have caused RSM to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from January 23, 2018 (inception) to December 31, 2018 and the interim period through March 31, 2020, we did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered our financial statements, and no written report or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We have provided RSM with a copy of the disclosures made by us in response to Item 304(a) of Regulation S-K under the Exchange Act, and have requested that RSM furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from RSM is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 that we filed with the SEC under the Securities Act, but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov. Except as specifically incorporated by reference into this prospectus, the information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

Our website address is www.nikolamotor.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No.1 to Annual Report on Form 10-K filed with the SEC on March 11, 2022;

•	our Current Reports on Form 8-K filed with the SEC on February 24, 2022 and April 14, 2022; and

•

the description of our common stock set forth in Exhibit 4.8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, together with any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Nikola Corporation, 4141 E Broadway Road, Phoenix, AZ 85040, telephone (480) 666-1038. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

28,790,787 Shares

Nikola Corporation

Common Stock

PROSPECTUS

                     , 2022

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$37,531
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2020 (the “Super 8-K”)).

4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Super 8-K).

4.3	Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company, dated May 15, 2018 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2018).

4.4	Registration Rights and Lock-Up Agreement by and among the Registrant and certain stockholders of the Registrant, dated June 3, 2020 (incorporated by reference to Exhibit 4.4 to the Resale S-1).

4.5	Amendment No. 1 to Registration Rights and Lock-Up Agreement by and among the Registrant and certain stockholders of the Registrant, dated July 17, 2020 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 23, 2020).

4.6	Registration Rights Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated June 11, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2021).

4.7	Registration Rights Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated September 24, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2021).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-261112) filed on November 16, 2021).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Nikola Corporation.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of original registration statement filing).

24.2	Power of Attorney for Lynn Forester de Rothschild.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 20, 2022.

NIKOLA CORPORATION

/s/ Mark A. Russell
Mark A. Russell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. Russell Mark A. Russell	President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2022

/s/ Kim J. Brady Kim J. Brady	Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2022

* Stephen J. Girsky	Chairman of the Board	April 20, 2022

* Lynn Forester de Rothschild	Director	April 20, 2022

* Soo Yean (Sophia) Jin	Director	April 20, 2022

* Mary L. Petrovich	Director	April 20, 2022

* Michael L. Mansuetti	Director	April 20, 2022

* Gerrit A. Marx	Director	April 20, 2022

* Steven M. Shindler	Director	April 20, 2022

* Bruce L. Smith	Director	April 20, 2022

* DeWitt C. Thompson, V	Director	April 20, 2022

*By:	/s/ Mark A. Russell
Mark A. Russell
Attorney-in-Fact

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